CONSENT OF  INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statements of PrimeSource Corporation and subsidiaries on Form S-8 (File Nos. 33-71638 and 33-87360) of our report dated February 19, 1997, on our audits of the consolidated financial statements and financial statement schedule of PrimeSource Corporation and subsidiaries as of December 31, 1996 and 1995 for the three years in the period ended December 31, 1996, which reports are included in this Annual Report on Form 10-K.

/s/ COOPERS & LYBRAND L.L.P.


COOPERS & LYBRAND L.L.P.
Philadelphia, Pennsylvania
March 21, 1997